Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AMAG Pharmaceuticals, Inc. of our report dated March 6, 2020, except for the effects of the revision discussed in Note X to the consolidated financial statements and the matter discussed in the second paragraph of Management's Annual Report on Internal Control over Financial Reporting, as to which the date is September 15, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Amendment No. 1 to AMAG Pharmaceuticals, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 15, 2020